Exhibit 99.1

Tim Hortons and Burger King confirm talks regarding

potential strategic transaction

OAKVILLE, ON, and MIAMI, FL, Aug. 24, 2014 /CNW/—In response to media reports, Tim Hortons Inc. (THI: TSX; NYSE) and Burger King Worldwide Inc. (BKW: NYSE) today confirmed that they are in discussions regarding the potential creation of a global leader in the quick service restaurant business. The new publicly-listed company would be headquartered in Canada, the largest market of the combined company.

3G Capital, the majority owner of Burger King, will continue to own the majority of the shares of the new company on a pro forma basis, with the remainder held by existing shareholders of Tim Hortons and Burger King. 3G Capital and its affiliates have a demonstrated track record of managing international expansion of iconic brands around the globe.

Within this new entity, Tim Hortons and Burger King would operate as standalone brands, while benefiting from shared corporate services, best practices and global scale and reach. A key driver of these discussions is the potential to leverage Burger King’s worldwide footprint and experience in global development to accelerate Tim Hortons growth in international markets.

The new company would be the world’s third-largest quick service restaurant company, with approximately $22 billion in system sales and over 18,000 restaurants in 100 countries worldwide. Tim Hortons and Burger King each have strong franchisee networks and iconic brands that are loved by their respective consumers. Any transaction will be structured to preserve these relationships and deepen the connections each brand has with its guests, franchisees, employees and communities.

The transaction remains subject to negotiation of definitive agreements. There can be no assurance that any agreement will be reached or that a transaction will be consummated.

Tim Hortons and Burger King do not intend to comment on this matter further unless and until a transaction is agreed or discussions are discontinued, and specifically disclaim any obligation to provide further updates to the market.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of June 29, 2014, Tim Hortons had 4,546 systemwide restaurants, including 3,630 in Canada, 866 in the United States and 50 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

About Burger King Worldwide

Founded in 1954, BURGER KING® (NYSE: BKW) is the second largest fast food hamburger chain in the world. The original HOME OF THE WHOPPER®, the BURGER KING® system operates in over 13,000 locations serving more than 11 million guests daily in 98 countries and territories worldwide. Approximately 100 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Worldwide, please visit the company’s website at www.bk.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and include statements regarding (1) expectations regarding whether a transaction will be consummated or, if consummated, whether the new company will benefit from shared best practices, and (2) expectations that the new company can leverage Burger King’s worldwide footprint and experience in global development to accelerate Tim Hortons growth in international markets. These forward-looking statements may be affected by risks and uncertainties in the business of Burger King and Tim Hortons and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in filings made by Burger King and Tim Hortons with the U.S. Securities and Exchange Commission, including Burger King’s annual report on Form 10-K for the year ended December 31, 2013 and Tim Hortons annual report on Form 10-K for the year ended December 29, 2013. Both Burger King and Tim Hortons wish to caution readers that certain important factors may have affected and could in the future affect their actual results and could cause their actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Burger King or Tim Hortons. Neither Burger King nor Tim Hortons undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

SOURCE Tim Hortons

For further information: Tim Hortons Inc.: Media & Investor Contact, Scott Bonikowsky, SVP, Corporate, Public & Government Affairs, (905) 339-6186, bonikowsky_scott@timhortons.com; Burger King Worldwide: Media, Brunswick Group, Steve Lipin / Radina Russell, (212) 333.3810; Miguel Piedra, Mediainquiries@whopper.com, (305) 378-7277; Investors, Sami Siddiqui, Investor Relations, (305) 378-7696; investor@whopper.com